Exhibit 99.1

420 Lexington Avenue, New York City, NY 10170

CONTACT

Michael W. Reid

Chief Operating Officer

-or-

Thomas E. Wirth

Chief Financial Officer

(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. REPORTS FOURTH QUARTER FFO OF $0.89 PER
SHARE AND 2003 FFO OF $3.48 PER SHARE

Release Highlights

•      FFO increased 2% to $0.89 per share (diluted) versus $0.87 per share (diluted) for the same quarter in 2002

•      Marc Holliday promoted to Chief Executive Officer and employment contract extended until January 2010.  Andrew Mathias promoted to Chief Investment Officer

•      Acquired 45% interest in 1221 Avenue of the Americas for $450 million, or $394 per square foot

•      Completed public offering of 1.8 million shares of common stock at $42.33 per share on January 16, 2004 with net proceeds totaling $73.9 million

•      Completed public offering of 6.3 million shares of 7.625% cumulative redeemable preferred stock on December 12, 2003 with net proceeds totaling $152.0 million

•      Obtained a $210 million 10-year mortgage on 220 East 42nd Street at an annual rate of 5.23%

•      Completed sale of 321 West 44th Street for $35.0 million

•      Originated or committed $138.8 million of structured finance investments

•      Announced a 7.5% increase in annual common dividend to $2.00 per share

Annual Highlights

•      FFO increased to $3.48 per share (diluted) versus $3.32 in the prior year, a 5% increase

•      Net income increased to $2.66 per share (diluted) versus $2.09 in the prior year, a 27% increase

Financial Results

New York, NY, January 27, 2004 – SL Green Realty Corp. (NYSE:SLG) reported a $4.6 million increase in operating results for the three months ended December 31, 2003.  During this period, funds from operations (FFO) before minority interests totaled $35.2 million, or $0.89 per share (diluted), compared to $30.6 million, or $0.87 per share (diluted), for the same quarter in 2002.

For the year ended December 31, 2003, operating results improved 5% as FFO before minority interests totaled $128.8 million, or $3.48 per share (diluted), compared to $116.2 million, or $3.32 per share (diluted), for the same period in 2002.  The increase is primarily attributable to net external growth including the acquisitions of 220 East 42nd Street and condominium interests in 125 Broad Street in the first quarter of 2003.

Net income available to common shareholders for the fourth quarter of 2003 totaled $21.7 million, or $0.58 per share (diluted), a 7% increase as compared to the same quarter in 2002 when net income totaled $16.7 million, or $0.54 per share (diluted).  The increase in net income is primarily due to the $3.1 million ($0.08 per share) gain from the sale of 321 West 44th Street partially offset by increased depreciation expense from the first quarter 2003 acquisitions of 220 East 42nd Street and condominium interests in 125 Broad Street.

Net income available to common shareholders for the year ended December 31, 2003 totaled $90.4 million, or $2.66 per share (diluted), an increase of 27% as compared to the same period in 2002 when net income totaled $64.6 million, or $2.09 per share (diluted).  The increase is primarily due to $24.4 million ($0.62 per share) in gains recognized on the sales of 50 West 23rd Street, 1370 Broadway and 321 West 44th Street.

The Company’s fourth quarter weighted average diluted shares outstanding increased 1.9 million, or 5%, to 39.7 million in 2003 from 37.8 million in 2002.  The increase is primarily attributable to (i) the issuance of units of limited partnership interest in the Company’s operating partnership in connection with the acquisitions of 220 East 42nd Street and condominium interests in 125 Broad Street in the first quarter of 2003, (ii) the Company’s long-term outperformance plan, (iii) employee stock grants and stock option exercises and (iv) additional dilution from unexercised outstanding stock options.

Consolidated Results

Total quarterly revenues increased 43% in the fourth quarter of 2003 to $86.6 million compared to $60.7 million in the same quarter in 2002.  The $25.9 million growth in revenue resulted primarily from the following items:

•      $17.4 million increase from 2003 acquisitions

•      $2.3 million increase from the 2003 same-store properties

•      $1.4 million increase from affiliates that were previously unconsolidated entities

•      $3.9 million increase in preferred and investment income

•      $0.9 million increase in signage and other income

The Company’s EBITDA increased by $8.0 million to $45.7 million compared to $37.7 million in the same quarter in 2002.  The following items primarily drove the EBITDA increase:

•      $6.0 million increase from GAAP NOI

•      $8.9 million increase from 2003 property acquisitions

•      $0.3 million increase from same-store properties

•      $1.3 million decrease in income from unconsolidated joint ventures

•      $2.2 million decrease from reduced income from discontinued operations

•      $2.2 million increase from discontinued operations which reduced GAAP NOI

•      $3.9 million increase in investment and preferred income

•      $0.4 million increase in other income net of service corporation operating expenses ($1.5 million) and reduced corporate reserves ($0.5 million)

•      $4.5 million decrease from higher MG&A expense

EBITDA margins (EBITDA divided by total revenue) before ground rent decreased to 67.7% compared to 78.1% for the same period last year.  After ground rent, EBITDA margins decreased to 62.5% from 72.1% in the corresponding period.  The reductions in margins were primarily due to (i) the reduction in GAAP NOI margins as the Company’s overall portfolio occupancy decreased from 96.6% to 95.8%, (ii) increased MG&A costs and (iii) lower equity in income from unconsolidated joint ventures.  These decreases were partially offset by higher investment and other income.

FFO improved $4.6 million primarily as a result of:

•      $8.0 million increase in EBITDA

•      $1.7 million increase from reduced preferred stock dividends

•      $0.4 million increase from lower amortization of finance costs

•      $0.3 million increase in FFO adjustment from unconsolidated joint ventures

•      $2.2 million decrease in FFO from discontinued operations

•      $3.7 million decrease from higher interest expense

The $3.7 million increase in interest expense was primarily associated with higher average debt levels associated with new investment activity ($4.1 million) and the funding of ongoing capital projects and working capital requirements ($0.1 million).  These increases were partially offset by reduced loan balances due to previous disposition activity ($0.5 million) and lower interest rates ($0.1 million).

The 2002 results have been restated to classify the operating results of 2003 property sales as income from discontinued operations.  The properties sold in 2003, which are included in this restatement, are 50 West 23rd Street (March 2003), 875 Bridgeport Avenue, Shelton, Connecticut (May 2003), and 1370 Broadway (July 2003).

Same-Store Results

During the fourth quarter of 2003, same-store cash NOI increased $0.1 million to $29.7 million, as compared to $29.6 million over the same quarter in 2002.  The increase in same-store cash NOI was driven by a $2.3 million (4%) increase in cash revenue partially offset by a $2.2 million (9%) increase in operating expenses.  This increase in cash revenue was primarily due to:

•      $0.9 million increase from replacement rents, including early renewals, which were 7% higher than previously fully escalated rents ($0.5 million) and contractual rent steps and reduced free rent ($0.2 million)

•      $2.3 million increase in escalation and reimbursement revenue primarily due to real estate tax reimbursements ($1.9 million) and, higher operating expense escalations ($0.7 million) partially off-set by reduced passthru income ($0.3 million)

•      $0.4 million decrease from lower weighted average occupancy in 2003 (96.2%) compared to 2002 (97.0%)

•      $0.5 million reduction in signage rent

Same store cash NOI margins (cash NOI divided by total revenue) before ground rent decreased year over year from 60.2% to 57.3%.  The decrease in same-store cash NOI margins was primarily due to the $2.2 million (9%) increase in operating expenses resulted from the following:

•      $1.8 million (25%) increase in real estate taxes

•      $0.2 million (20%) increase in management, professional and advertising costs

•      $0.2 million (7%) increase in utility costs

Approximately 90% of the quarterly electric expense was recovered through the utility clause in tenant leases and approximately 95% of the quarterly incremental real estate tax expense increase was recovered through the escalation clause in tenant leases.

Leasing Activity

For the fourth quarter of 2003, the Company signed 62 office leases totaling approximately 665,000 rentable square feet with starting office cash rents averaging $31.29 per square foot, a 1.9% increase over previously fully escalated cash rents averaging $30.71 per square foot.  Tenant concessions averaged 1.1 months of free rent with an allowance for tenant improvements of $22.43 per rentable square foot.  This leasing activity includes early renewals for 13 office leases totaling approximately 248,000 rentable square feet.  Including retail and storage, the Company’s quarterly leasing activity totaled 68 signed leases for approximately 676,000 rentable square feet.

For the year ended December 31, 2003, the Company signed 256 office leases totaling approximately 1,568,000 rentable square feet with starting office cash rents averaging $32.84 per square foot, a 4.2% increase over previously fully escalated cash rents averaging $31.51 per square foot.  Tenant concessions averaged 1.7 months of free rent with an allowance for tenant improvements of $20.25 per rentable square foot.  This leasing activity includes early renewals for 37 office leases totaling approximately 405,000 rentable square feet.

Real Estate Activity

The McGraw-Hill Companies Building
1221 Avenue of the Americas

New York, New York

On December 29, 2003, the Company purchased a 45% ownership interest in 1221 Avenue of the Americas, The McGraw-Hill Building, for $450 million, or $394 per square foot, from The McGraw-Hill Companies (NYSE: MHP).  1221 Avenue of the Americas is an approximately 2.47 million square foot, 50 story class “A” office building located in Rockefeller Center.  The property is 99% leased to tenants including The McGraw-Hill Companies, Rockefeller Group International, Inc., Morgan Stanley, Société Générale and J.P. Morgan Chase & Co.  The

McGraw-Hill Companies has owned its interest and maintained a significant presence in the building since its construction in 1972.  Rockefeller Group International, Inc. will retain its 55% ownership interest in 1221 Avenue of the Americas and it will continue to manage the property.

321 West 44th Street

New York, New York

On December 16, 2003, a joint venture comprised of the Company and Morgan Stanley Real Estate Fund III, L.P. (“MSREF”), sold 321 West 44th Street to Thor Equities LLC for a sale price of $35.0 million, or approximately $172 per square foot.  321 West 44th Street is a ten-story office building located mid-block between Eighth and Ninth Avenues on 44th Street.  The Company purchased 321 West 44th in March 1998 for $17.0 million.  In May 2000, the Company contributed the property into a joint venture with MSREF and retained a 35% ownership interest.

Structured Finance Activity

As of December 31, 2003, the par value of the Company’s structured finance and preferred equity investments totaled $219.0 million.  The weighted average balance outstanding for the fourth quarter of 2003 was $169.4 million.  During the fourth quarter of 2003, the weighted average yield was 11.5% and the fourth quarter end run rate was 11.9%.

During the fourth quarter of 2003, the Company originated $61.3 million of structured finance investments with an initial yield of 13.69% and received a redemption totaling $10.3 million that was yielding 12.4%.  In January 2004, the Company received proceeds from a redemption totaling $15.0 million and contracted or completed originations totaling $77.5 million.  Currently the structured finance portfolio totals $281.6 million with a current weighted-average yield of 11.66%.

During the quarter, the Company recognized a $4.5 million gain from a partial distribution from a joint venture, which owned a mortgage position in a portfolio of office and industrial properties.  In addition, the Company will recognize a gain of approximately $4.0 million in the first quarter of 2004 for additional distributions received from this joint venture investment.

Financing Activity

Common Stock Issuance

On January 16, 2004, the Company completed a public offering of 1.8 million shares of common stock at a gross price of $42.33 per share.  The Company used the net proceeds of approximately $73.9 million to pay down its unsecured revolving credit facility.

$100.0 Million Secured Non-Recourse Term Loan

On December 29, 2003, the Company completed a $100.0 million 5-year term loan.  The financing was led by Wells Fargo Bank and has a floating rate of 150 basis points over the current LIBOR rate.

Preferred Stock Issuance

On December 12, 2003, the Company completed a public offering of 6.3 million shares of its 7.625% Series C Cumulative Redeemable Preferred Stock with net proceeds totaling $152.0 million. The shares of Series C preferred stock have a liquidation preference of $25 per share and will be redeemable at par at the option of the Company on or after December 12, 2008.  The Company used the proceeds to partially fund the year-end acquisition of 1221 Avenue of the Americas, The McGraw-Hill Building.

Mortgage Financing

In December 2003, the Company completed a $210.0 million 10-year mortgage refinancing of the property located at 220 East 42nd Street, the News Building.  The mortgage bears interest at a fixed rate of 5.23% per annum.  The financing proceeds were used to pay off the existing $158.0 million first mortgage on the property.  Excess proceeds were used to reduce the outstanding balance on the Company’s unsecured revolving credit facility.

Unsecured Term Loan

On December 5, 2003, the Company borrowed $35.0 million on its unsecured term loan, increasing the balance to the $200.0 million capacity.  The Company executed a serial swap with a first year all-in rate of 2.95% through December 4, 2004, and a blended all-in rate of 5.01% through a final maturity date in June 2008.

Forward Swap Contract

During January 2004, the Company entered into a $65 million serial swap commencing August 2005 with an initial 12-month all-in rate of 4.80% and a blended all-in rate of 5.45% with a final maturity date in June 2008.

Management

Marc Holliday Named Chief Executive Officer
Andrew Mathias Named Chief Investment Officer

On January 5, 2004, the Company announced the promotion of Marc Holliday to Chief Executive Officer. Mr. Holliday, 37, will also remain President, a post he has held since 2001.  Stephen L. Green, the Company’s founder and former CEO, will continue in his position as Chairman of the Board of Directors and he will remain a full time executive officer of the Company with responsibility for developing key market relationships and real estate opportunities while overseeing the firm’s long-term strategic direction.

In connection with Mr. Holliday’s promotion to CEO, the Company has amended his employment agreement to extend it through January 2010.  Pursuant to the amended employment agreement, Mr. Holliday will receive an additional 270,000 restricted shares of SL Green common stock plus a 40% gross-up for income taxes. 95,000 of the shares were vested upon signing and are non-transferable for a period of two years.  The balance of the restricted shares will vest over the remaining term of the employment agreement subject to achieving certain time and performance criteria.

Andrew Mathias has been promoted to Chief Investment Officer to take over the position vacated by Mr. Holliday.  The Company has employed Mr. Mathias since 1999, most recently in the position of Director of Investments.  In his new position, Mr. Mathias will oversee all real estate investment activity including structured finance.

Other

Amendment To Company’s Long-Term Outperformance Compensation Plan

The Company announced in December 2003 that its Board of Directors had ratified an amendment to the Company’s long-term outperformance compensation plan to place a $25.5 million ceiling on the plan’s maximum value. Based on the year-end stock price, the ceiling approximates 635,000 common shares that would be issued in the fourth year of the plan and vest over a total seven-year period. Any common share awards to be issued under the program will be allocated from the Company’s stock option plan.

Accounting Changes for Stock Based Compensation

In December 2003, the Company adopted SFAS 123, “Accounting for stock-based compensation.”  The adoption of this standard, effective as of January 1, 2003, will not require a restatement of the Company’s previously issued quarterly results and the adoption will be reflected in the Company’s 2003 year-end financial statements.

Dividend Increase

On December 8, 2003, the Company declared a dividend distribution of $0.50 per common share for the fourth quarter 2003, representing an annual increase of $0.14 per common share, or a 7.5% increase on an annualized basis. This distribution reflects the regular quarterly dividend, which is the equivalent of an annualized distribution of $2.00 per common share.

Today, the Company’s portfolio consists of interests in 26 properties, aggregating 15.1 million square feet.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust (“REIT”) that acquires, owns, repositions and manages a portfolio of commercial office properties in Manhattan.  The Company is the only publicly traded REIT, which exclusively specializes in this niche.

Conference Call

The company will host a conference call and audio web cast on Wednesday, January 28, 2004, at 2 pm ET to discuss the financial results. The conference call can be accessed by dialing (913) 981-5520. A replay of the call will be available through February 4, 2004, by dialing 888-203-1112 or 719-457-0820, pass code 509209. The call will be simultaneously broadcast via the Internet and individuals who wish to access the conference call should go to www.slgreen.com to log onto the call or to listen to a replay following the call.

Non-GAAP Financial Measures

During the January 28, 2004 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release.  A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages nine and eleven of this release and in our fourth quarter supplemental data package.

* Financial Tables attached

To receive the Company’s latest news release and other corporate documents, including the fourth quarter supplemental data, via FAX at no cost, please contact the Investor Relations office at 212-216-1601.  All releases and supplemental data can also be downloaded directly from the SL Green website at: www.slgreen.com.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company’s control.  We undertake no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue:
Rental revenue, net	$62,358	$45,429	$233,188	$179,520
SFAS 141 Revenue Adjustment	(58)	—	(155)	—
Escalations & reimbursement revenues	10,636	6,405	42,223	27,203
Signage rent	137	564	968	1,488
Preferred equity investment income	1,153	1,975	4,098	7,780
Investment income	8,708	3,977	17,988	15,396
Other income	3,668	2,303	10,647	5,570
Total revenues	86,602	60,653	308,957	236,957

Equity in net (loss) income from affiliates	—	47	(196)	292
Equity in net income from unconsolidated joint ventures	4,007	5,270	14,870	18,383

Expenses:
Operating expenses	20,929	14,136	80,460	56,172
Ground rent	3,766	3,159	13,562	12,637
Real estate taxes	12,126	7,348	44,524	28,287
Marketing, general and administrative	8,048	3,563	17,131	13,282
Total expenses	44,869	28,206	155,677	110,378
Earnings Before Interest, Depreciation and Amortization (EBITDA)	45,740	37,764	167,954	145,254
Interest	12,839	9,112	45,950	35,421
FAS141 interest adjustment	(156)	0	(457)	0
Depreciation and amortization	12,437	10,040	47,282	37,600
Net income from Continuing Operations	20,620	18,612	75,179	72,233

Income from Discontinued Operations, net of minority interests	—	1,721	3,182	6,384
Gain on sale of Discontinued Operations, net of minority interests	3,096	—	24,422	—
Minority interests	(1,424)	(1,167)	(4,624)	(4,286)
Preferred stock dividends and accretion	(625)	(2,423)	(7,712)	(9,690)
Net income available to common shareholders	$21,667	$16,743	$90,447	$64,641
Net income per share (Basic)	$0.60	$0.55	$2.80	$2.14
Net income per share (Diluted)	$0.58	$0.54	$2.66	$2.09

Funds From Operations (FFO)
FFO per share (Basic)	$0.92	$0.94	$3.73	$3.58
FFO per share (Diluted)	$0.89	$0.87	$3.48	$3.32
FFO Calculation:
Income before minority interests, preferred stock dividends and accretion and discontinued operations	$20,620	$18,612	$75,179	$72,233
Less:
Preferred stock dividend on convertible preferred	—	(2,300)	(6,693)	(9,200)
Dividend on perpetual preferred	(625)	—	(625)	—
Add:
Depreciation and amortization	12,437	10,040	47,282	37,600
FFO from Discontinued Operations	—	2,149	4,134	8,884
Joint venture FFO adjustment	3,680	3,359	13,982	11,025
Amortization of deferred financing costs and depreciation of non-real estate assets	(870)	(1,234)	(4,478)	(4,313)
FFO before minority interests – BASIC	35,242	30,626	128,781	116,229
Add: Preferred stock dividends	—	2,300	6,693	9,200
FFO before minority interests – DILUTED	$35,242	$32,926	$135,474	$125,429
Basic ownership interest
Weighted average REIT common shares for net income per share	35,957	30,387	32,265	30,236
Weighted average partnership units held by minority interests	2,306	2,161	2,305	2,208
Basic weighted average shares and units outstanding for FFO per share	38,263	32,548	34,570	32,444
Diluted ownership interest
Weighted average REIT common share and common share equivalents	37,458	30,904	33,174	30,879
Weighted average partnership units held by minority interests	2,306	2,161	2,305	2,208
Common share equivalents for preferred stock	—	4,699	3,491	4,699
Diluted weighted average shares and units outstanding	39,764	37,764	38,970	37,786

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	December 31, 2003	December 31, 2002
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$168,032	$131,078
Buildings and improvements	849,013	683,165
Building leasehold and improvements	317,178	149,326
Property under capital lease	12,208	12,208
	1,346,431	975,777
Less accumulated depreciation	(156,768)	(126,669)
	1,189,663	849,108

Assets held for sale	—	41,536
Cash and cash equivalents	38,546	58,020
Restricted cash	59,542	29,082
Tenant and other receivables, net of allowance of $7,533 and $5,927 in 2003 and 2002, respectively	13,165	6,587
Related party receivables	6,610	4,868
Deferred rents receivable, net of allowance of $7,017 and $6,575 in 2003 and 2002, respectively	63,131	55,731
Investment in and advances to affiliates	—	3,979
Structured finance investments, net of discount of $44 and $205 in 2003 and 2002, respectively	218,989	145,640
Investments in unconsolidated joint ventures	590,064	214,644
Deferred costs, net	39,277	35,511
Other assets	42,854	28,464
Total assets	$2,261,841	$1,473,170
Liabilities and Stockholders’ Equity
Mortgage notes payable	$583,449	$367,503
Revolving credit facilities	236,000	74,000
Unsecured term loan	300,000	100,000
Derivative instruments at fair value	9,009	10,962
Accrued interest payable	3,500	1,806
Accounts payable and accrued expenses	44,320	41,197
Deferred compensation awards	—	1,329
Deferred revenue/gain	8,526	3,096
Capitalized lease obligations	16,168	15,862
Deferred land lease payable	15,166	14,626
Dividend and distributions payable	18,647	17,436
Security deposits	21,968	20,948
Liabilities related to assets held for sale	—	21,321
Total liabilities	1,256,753	690,086
Commitments and contingencies
Minority interests	54,281	44,039
Minority interest in partially owned entities	510	679
8% Preferred Income Equity Redeemable Shares $0.01 par value, $25.00 mandatory liquidation preference, none and 4,600 outstanding at December 31, 2003 and 2002, respectively	—	111,721
Stockholders’ Equity
7.625% Series C perpetual preferred shares	151,981	—
Common stock, $0.01 par value 100,000 shares authorized, 36,016 and 30,422 issued and outstanding at December 31, 2003 and 2002, respectively	360	304
Additional paid - in capital	728,397	592,585
Deferred compensation plan	(8,446)	(5,562)
Accumulated other comprehensive loss	(961)	(10,740)
Retained earnings	78,966	50,058
Total stockholders’ equity	950,297	626,645
Total liabilities and stockholders’ equity	$2,261,841	$1,473,170

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	December 31,
	2003	2002
Operating Data:
Net rentable area at end of period (in 000’s)(1)	15,072	11,533
Portfolio percentage leased at end of period	95.8%	96.9%
Same-Store percentage leased at end of period	95.8%	97.1%
Number of properties in operation	26	25

Office square feet leased during quarter (rentable)	665,000	165,000
Average mark-to-market percentage-office	2%	23%
Average starting cash rent per rentable square foot-office	$31.29	$33.09

(1)   Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended December 31,
	2003	2002
Earnings before interest, depreciation and amortization (EBITDA):	$45,740	$37,764
Add:
Marketing, general & administrative expense	8,048	3,563
Operating income from discontinued operations	—	2,149
Depreciation adjustment for JV	3,680	3,359
Less:
Non-building revenue	15,370	10,755
GAAP net operating income (GAAP NOI)	$42,098	$36,080

Less:
Operating income from discontinued operations	—	2,149
GAAP NOI from other consolidated properties	11,873	4,042
2003 Same-Store GAAP NOI	$30,225	$29,889
Less:
Free Rent	65	(281)
Straight-line rent	1,227	1,118
Add:
Ground lease straight-line rent expense	160	160
Credit loss	602	426
2003 Same-Store cash NOI	$29,695	$29,638

*  See page 9 for a reconciliation of FFO and EBITDA to net income.